UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 18, 2008

Date of Earliest Event Reported:  December 12, 2008

Sauer-Danfoss Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14097	36-3482074
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Parkway Drive, Suite 270 Lincolnshire, Illinois	60069
(Address of principal executive offices)	(U.S. Zip Code)

Registrant’s telephone number, including area code:  (515) 239-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2008, Hans Cornett entered into an Employment Contract (the “Cornett Agreement”) with Sauer-Danfoss GmbH & Co. OHG, a German subsidiary of the Company (“OHG”).  Mr. Cornett is the Executive Vice President and Chief Marketing Officer of the Company, a position he will retain under the Cornett Agreement.  Mr. Cornett was relocated from the Company’s Lincolnshire, Illinois offices to the offices of OHG on September 1, 2008, which prompted the Company to develop an employment agreement for Mr. Cornett that is governed by German law.  The Cornett Agreement replaces Mr. Cornett’s previous Executive Employment Agreement with the Company dated December 1, 2002, a copy of which is attached as Exhibit 10.1(p) to the Company’s Form 10-K filed on March 12, 2003.

 On December 15, 2008, Karl J. Schmidt, Executive Vice President and Chief Financial Officer of the Company, and Wolfgang Schramm, Executive Vice President and President-Control Products Division of the Company, entered into new Executive Officer Employment Agreements to be effective December 31, 2008 (respectively, the “Schmidt Agreement” and the “Schramm Agreement”).  The Schmidt Agreement replaces Mr. Schmidt’s Executive Employment Agreement dated December 1, 2002, a copy of which is attached as Exhibit 10.1(n) to the Company’s Form 10-K filed on March 12, 2003.  The Schramm Agreement replaces Mr. Schramm’s Executive Employment Agreement dated October 1, 2007, a copy of which is attached as Exhibit 10.1 to the Company’s Form 10-Q filed on November 2, 2007.  The new agreements essentially restate the terms of Mr. Schmidt’s and Mr. Schramm’s existing agreements with certain terms added and modified to comply with the requirements of Internal Revenue Code Section 409A.

The material terms of the three new employment agreements are as follows:

•                  The Cornett Agreement reflects an annual base salary of EUR 280,000 (approximately US $400,000 at current exchange rates).  The Schmidt Agreement reflects an annual base salary of  US $327,000.  The Schramm Agreement reflects an annual base salary of US $312,000.

•                  The base salaries will be subject to annual review by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

•                  The executives will be eligible to earn an annual incentive under the Company’s 2006 Omnibus Incentive Plan, and any successor plan, subject to achievement of such performance goals as may be established by the Compensation Committee.

•                  The executives will be eligible to receive long-term incentive awards under the Company’s 2006 Omnibus Incentive Plan, and any successor plan, subject to achievement of such performance goals as may be established by the Compensation Committee.

•                  The executives will be eligible for certain perquisites and reimbursements described in the agreements and applicable Company policies.

•                  Each of the agreements will remain in effect indefinitely until terminated pursuant to the provisions of the agreements.

•                  Upon certain termination events (e.g., termination by the Company without Cause (as defined in each agreement) or termination within two years following a Change in Control (as defined in each agreement)), the executive is entitled to receive any accrued payments due at the time of termination, a pro rata portion of the annual incentive the executive would have earned had he remained employed by the Company through the end of the year, a lump sum severance payment of 1.0 or 1.5 times the  sum of the executive’s base salary and target incentive opportunity, one year’s continuation of certain medical benefits, and executive outplacement services.

•                  The agreements contain non-competition, non-solicitation, confidentiality, and related provisions that are relatively standard for executive employment agreements of this type.

As reported in the Form 8-K filed by Sauer-Danfoss Inc. (the “Company”) on October 10, 2008, David J. Anderson, President and Chief Executive Officer of the Company, has announced his intention to retire from the Company effective January 1, 2009.  As was also reported in the October 10 Form 8-K, the Board of Directors of the Company has asked Mr. Anderson to continue to serve as Co-Vice Chair and an advisor to the Board in a non-voting capacity through the 2009 Annual Meeting of Stockholders.  For that service, the Board has determined that Mr. Anderson should receive payments equal to the ordinary quarterly retainer and meeting attendance fees paid to outside directors.  The Board expects Mr. Anderson to attend two quarterly Board meetings in his advisory capacity, which means that his total estimated compensation for such service would be $20,500.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAUER-DANFOSS INC.

DATE: December 18, 2008

	By:	/s/ Kenneth D. McCuskey
	Name:	Kenneth D. McCuskey
	Title:	Vice President and Chief Accounting Officer